SI-345544

Certificate Of Incorporation

I, ***FLOSSIEBELL M. MARAGH*** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

Oriental Culture Holding LTD

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 29th day of November Two Thousand Eighteen

Given under my hand and Seal at George Town in the Island of Grand Cayman this 29th day of November Two Thousand Eighteen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 909127723304
www.verify.gov.ky
03 December 2018